Exhibit 99.2

Important Notice Regarding the Availability of Materials

CONSOL ENERGY INC.

CONSOL ENERGY INC.

CNX CENTER

1000 CONSOL ENERGY DRIVE

CANONSBURG, PA 15317

You are receiving this communication because you hold securities in the company listed above. It has released informational materials regarding its spin-off of its wholly owned subsidiary, CONSOL Mining Corporation, or “CoalCo,” that are now available for your review. This notice provides instructions on how to access the CONSOL ENERGY INC. materials for informational purposes only. It is not a form for voting and presents only an overview of the CONSOL ENERGY INC. materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the CONSOL ENERGY INC. materials.

To effect the spin-off, CONSOL ENERGY INC. will distribute all of the shares of CoalCo common stock on a pro rata basis to the holders of CONSOL ENERGY INC. common stock. Immediately following the distribution, which is expected to be effective as of 11:59 p.m., New York City time, on November 28, 2017, CoalCo will be an independent, publicly traded company. CONSOL ENERGY INC. is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

The CONSOL ENERGY INC. materials consist of the Information Statement, including any supplements, that CoalCo has prepared in connection with the spin-off. You may view the CONSOL ENERGY INC. materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before November 15, 2017 to facilitate timely delivery.

See the reverse side for instructions on how to access materials.

—— How to Access the Materials ——

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                    1) BY INTERNET:       www.materialnotice.com

                    2) BY TELEPHONE:   1-800-579-1639

                    3) BY E-MAIL*:           sendmaterial@materialnotice.com

*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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